As filed with the Securities and Exchange Commission on May 11, 2020

1933 Act Registration No. 33-87244
1940 Act Registration No. 811-8894

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No. [ ]	[ ]

Post-Effective Amendment No. 173	[X]
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 174	[X]

JNL SERIES TRUST
(Exact Name of Registrant as Specified in Charter)

1 Corporate Way, Lansing, Michigan 48951
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (517) 381-5500

225 West Wacker Drive, Chicago, Illinois 60606
(Mailing Address)

with a copy to:
Emily J. Bennett, Esq.	Ropes & Gray LLP
JNL Series Trust	32nd Floor
Assistant Secretary	191 North Wacker Drive
1 Corporate Way	Chicago, Illinois 60606
Lansing, Michigan 48951	Attn: Paulita A. Pike, Esq.

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE
This Post-Effective Amendment No. 173 to the Registration Statement on Form N-1A (File Nos. 33-87244 and 811-8894) of JNL SERIES TRUST (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit (Opinion and Consent of Counsel regarding tax matters) to the Registration Statement. Accordingly, this Post-Effective Amendment No. 173 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 173 does not modify any other part of the Registration Statement.  Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 173 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

JNL SERIES TRUST

PART C
OTHER INFORMATION

Note: Items 28-35 have been answered with respect to all investment portfolios (series) of the Registrant.

Item 28. Exhibits

(a)			Amended and Restated Agreement and Declaration of Trust of Registrant, dated September 25, 2017.[33]

(b)			Amended and Restated By-Laws of Registrant, dated September 6, 2019.[37]

(c)			Not Applicable.

Jackson National Asset Management, LLC (“JNAM”)

(d)	(1)	(i)	Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[16]

		(ii)	Amendment, effective September 16, 2013, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[16]

		(iii)	Amendment, effective April 28, 2014, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013. [18]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[20]

		(v)	Amendment, effective September 15, 2014, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[20]

		(vi)	Amendment, effective April 27, 2015, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[22]

		(vii)	Amendment, effective July 1, 2015, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[24]

		(viii)	Amendment, effective September 28, 2015, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[24]

		(ix)	Amendment, effective April 25, 2016, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[26]

		(x)	Amendment, effective September 19, 2016, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[28]

		(xi)	Amendment, effective April 24, 2017, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[30]

		(xii)	Amendment, effective July 1, 2017, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[32]

		(xiii)	Amendment, effective September 25, 2017, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[32]

		(xiv)	Amendment, effective January 1, 2018, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[33]

		(xv)	Amendment, effective April 30, 2018, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[33]

		(xvi)	Amendment, effective August 13, 2018, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[34]

		(xvii)	Amendment, effective April 29, 2019, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[36]

		(xviii)	Amendment, effective June 24, 2019, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[37]

		(xix)	Amendment, effective September 6, 2019, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[37]

		(xx)	Amendment, effective October 14, 2019, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013.[37]

		(xxi)	Amendment, effective April 27, 2020, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective July 1, 2013. [38]

(d)	(2)	(i)	Investment Advisory Agreement between JNAM, and JNL Multi-Manager Alternative Fund (Boston Partners) Ltd., effective August 13, 2018.[34]

		(ii)	Amendment, effective September 6, 2019, to Investment Advisory Agreement between JNAM, and JNL Multi-Manager Alternative Fund (Boston Partners) Ltd., effective August 13, 2018.[37]

AQR Capital Management, LLC (“AQR”)

(d)	(3)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective December 1, 2012.[14]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective December 1, 2012.[16]

		(iii)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013.[16]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013.[20]

		(v)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013.[29]

		(vi)	Amendment, effective April 24, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013.[30]

		(vii)	Amendment, effective September 1, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013.[35]

		(viii)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013.[37]

		(ix)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013.[37]

		(x)	Amendment, effective March 1, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and AQR, effective July 1, 2013. [38]

BlackRock International Limited (“BIL”)

(d)	(4)	(i)	Investment Sub-Advisory Agreement between JNAM and BIL, effective September 25, 2017.[32]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and BIL, effective September 25, 2017.[37]

BlackRock Investment Management, LLC (“BlackRock”)

(d)	(5)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective December 1, 2012.[15]

		(ii)	Amendment, effective April 29, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective December 1, 2012.[15]

		(iii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective December 1, 2012.[16]

		(iv)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[16]

		(v)	Amendment, effective September 16, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[16]

		(vi)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[20]

		(vii)	Amendment, effective September 28, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[24]

		(viii)	Amendment, effective October 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[24]

		(ix)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[29]

		(x)	Amendment, effective September 25, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[32]

		(xi)	Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[34]

		(xii)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[37]

		(xiii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013.[37]

		(xiv)	Amendment, effective January 1, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and BlackRock, effective July 1, 2013. [38]

BlueBay Asset Management LLP (“BlueBay”)

(d)	(6)	(i)	Investment Sub-Advisory Agreement between JNAM and BlueBay, effective April 27, 2015.[22]

		(ii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and BlueBay, effective April 27, 2015.[29]

		(iii)	Amendment, effective January 1, 2017, to Investment Sub-Advisory Agreement between JNAM and BlueBay, effective April 27, 2015.[30]

		(iv)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and BlueBay, effective April 27, 2015.[37]

(d)	(7)	(i)	Investment Sub-Sub-Advisory Agreement between BlueBay and BlueBay Asset Management USA LLC, effective April 27, 2015.[22]

Boston Partners Global Investors, Inc. (formerly, Robeco Investment Management, Inc. (“Robeco”) (“Boston Partners”)

(d)	(8)	(i)	Investment Sub-Advisory Agreement between JNAM and Robeco, effective September 15, 2014.[20]

		(ii)	Revised Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and Robeco, effective September 15, 2014.[30]

(iii)
Amendment, effective December 2, 2016, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, effective September 15, 2014.[29] (This Amendment outlines the company name change from Robeco to Boston Partners.)

		(iv)	Amendment, effective April 24, 2017, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, effective September 15, 2014.[30]

		(v)	Amendment, effective August 13, 2018, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, effective September 15, 2014.[34]

		(vi)	Amendment, effective August 31, 2018, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, effective September 15, 2014.[35]

		(vii)	Amendment, effective September 1, 2018, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, effective September 15, 2014.[35]

		(viii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, effective September 15, 2014.[37]

		(ix)	Amendment, effective January 1, 2020, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, effective September 15, 2014. [38]

(d)	(9)	(i)	Investment Sub-Advisory Agreement between JNAM and Boston Partners, with respect to the JNL Multi-Manager Alternative Fund (Boston Partners) Ltd., effective August 13, 2018.[34]

(ii)
Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Boston Partners, with respect to the JNL Multi-Manager Alternative Fund (Boston Partners) Ltd., effective August 13, 2018.[37]

Causeway Capital Management LLC (“Causeway”)

(d)	(10)	(i)	Investment Sub-Advisory Agreement between JNAM and Causeway, effective September 28, 2015.[24]

		(ii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and Causeway, effective September 28, 2015.[29]

		(iii)	Amendment, effective April 30, 2018, to Investment Sub-Advisory Agreement between JNAM and Causeway, effective September 28, 2015.[33]

		(iv)	Amendment, effective August 13, 2018, to Investment Sub-Advisory Agreement between JNAM and Causeway, effective September 28, 2015.[34]

		(v)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Causeway, effective September 28, 2015.[37]

Champlain Investment Partners, LLC (“Champlain”)

(d)	(11)	(i)	Investment Sub-Advisory Agreement between JNAM and Champlain, effective September 19, 2016.[28]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Champlain, effective September 19, 2016.[37]

ClearBridge Investments, LLC (“ClearBridge”)

(d)	(12)	(i)	Investment Sub-Advisory Agreement between JNAM and ClearBridge, effective September 19, 2016.[28]

		(ii)	Amendment, effective September 25, 2017, to Investment Sub-Advisory Agreement between JNAM and ClearBridge, effective September 19, 2016.[32]

		(iii)	Amendment, effective September 1, 2018, to Investment Sub-Advisory Agreement between JNAM and ClearBridge, effective September 19, 2016.[35]

		(iv)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and ClearBridge, effective September 19, 2016.[37]

Congress Asset Management Company, LLP (“Congress”) (formerly, Century Capital Management, LLC)

(d)	(13)	(i)	Investment Sub-Advisory Agreement between JNAM and Congress, effective September 15, 2017.[32]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Congress, effective September 15, 2017.[37]

Cooke & Bieler, L.P. (“Cooke”)

(d)	(14)	(i)	Investment Sub-Advisory Agreement between JNAM and Cooke, effective September 28, 2015.[24]

		(ii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and Cooke, effective September 28, 2015.[29]

		(iii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Cooke, effective September 28, 2015.[37]

Dimensional Fund Advisors LP (“DFA”)

(d)	(15)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012.[16]

		(iii)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012.[20]

		(iv)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012.[29]

		(v)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012.[37]

		(vi)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012.[37]

		(vii)	Amendment, effective March 1, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012. [38]

		(viii)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and DFA, effective December 1, 2012. [38]

DoubleLine Capital LP (“DoubleLine”)

(d)	(16)	(i)	Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[24]

		(ii)	Amendment, effective January 1, 2016, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[26]

		(iii)	Amendment, effective April 25, 2016, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[26]

		(iv)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[29]

		(v)	Amendment, effective September 25, 2017, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[32]

		(vi)	Amendment, effective November 30, 2017, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[33]

		(vii)	Amendment, effective August 13, 2018, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[34]

		(viii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[37]

		(ix)	Amendment, effective October 14, 2019, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015.[37]

		(x)	Amendment, effective April 27, 2020, to Investment Sub-Advisory Agreement between JNAM and DoubleLine, effective September 28, 2015. [38]

FIAM LLC (“Fidelity”)

(d)	(17)	(i)	Investment Sub-Advisory Agreement between JNAM and Fidelity, effective June 24, 2019.[37]

First Pacific Advisors, LP (“First Pacific”)

(d)	(18)	(i)	Investment Sub-Advisory Agreement between JNAM and First Pacific, effective April 27, 2015.[22]

		(ii)	Amendment, effective April 25, 2016, to Investment Sub-Advisory Agreement between JNAM and First Pacific, effective April 27, 2015.[26]

		(iii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and First Pacific, effective April 27, 2015.[29]

		(iv)	Amendment, effective September 1, 2018, to Investment Sub-Advisory Agreement between JNAM and First Pacific, effective April 27, 2015.[35]

		(v)	Amendment, effective October 1, 2018, to Investment Sub-Advisory Agreement between JNAM and First Pacific, effective April 27, 2015.[35]

		(vi)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and First Pacific, effective April 27, 2015.[37]

		(vii)	Amendment, effective April 27, 2020, to Investment Sub-Advisory Agreement between JNAM and First Pacific, effective April 27, 2015. [38]

First Sentier Investors (Australia) IM LTD (formerly, Colonial First State Asset Management (Australia) Limited) (“First Sentier”)

(d)	(19)	(i)	Investment Sub-Advisory Agreement between JNAM and Colonial First State Asset Management (Australia) Limited, effective August 2, 2019.[37]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Colonial First State Asset Management (Australia) Limited, effective August 2, 2019.[37]

(iii)
Amendment, effective October 21, 2019, to Investment Sub-Advisory Agreement between JNAM and Colonial First State Asset Management (Australia) Limited, effective August 2, 2019.[37] (This amendment is to update the company name to First Sentier Investors (Australia) IM LTD.)

Franklin Advisers, Inc. (“Franklin Advisers”)

(d)	(20)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Advisers, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Advisers, effective December 1, 2012.[16]

		(iii)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Advisers, effective December 1, 2012.[20]

		(iv)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Advisers, effective December 1, 2012.[29]

		(v)	Amendment, effective September 19, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Advisers, effective December 1, 2012.[28]

		(vi)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Advisers, effective December 1, 2012.[37]

		(vii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Advisers, effective December 1, 2012.[37]

(d)	(21)	(i)	Sub-Sub-Advisory Agreement between Franklin Advisers and Franklin Templeton Institutional, LLC, effective June 24, 2019.[37]

		(ii)	[Amended] Sub-Sub-Advisory Agreement between Franklin Advisers and Franklin Templeton Institutional, LLC, effective October 15, 2019.[37]

		(iii)	Amendment, effective March 2, 2020, to [Amended] Sub-Sub-Advisory Agreement between Franklin Advisers and Franklin Templeton Institutional, LLC, effective October 15, 2019. [38]

(d)	(22)	(i)	Sub-Sub-Advisory Agreement between Franklin Advisers and Templeton Global Advisors Limited, effective June 24, 2019.[37]

Franklin Templeton Institutional, LLC (“Franklin Templeton”)

(d)	(23)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[16]

		(iii)	Amendment, effective September 16, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[16]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[20]

		(v)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[29]

		(vi)	Amendment, effective September 19, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[28]

		(vii)	Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[34]

		(viii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Franklin Templeton, effective December 1, 2012.[37]

Templeton Investment Counsel, LLC (“Templeton Counsel”)

(d)	(24)	(i)	Investment Sub-Advisory Agreement between JNAM and Templeton Counsel, effective September 16, 2013.[16]

		(ii)	Amendment, effective June 4, 2014, to Investment Sub-Advisory Agreement between JNAM and Templeton Counsel, effective September 16, 2013.[20]

		(iii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and Templeton Counsel, effective September 16, 2013.[29]

		(iv)	Amendment, effective September 19, 2016, to Investment Sub-Advisory Agreement between JNAM and Templeton Counsel, effective September 16, 2013.[28]

		(v)	Amendment, effective August 13, 2018, to Investment Sub-Advisory Agreement between JNAM and Templeton Counsel, effective September 16, 2013.[34]

		(vi)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Templeton Counsel, effective September 16, 2013.[37]

Goldman Sachs Asset Management, L.P. (“Goldman Sachs”)

(d)	(25)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[16]

		(iii)	Amendment, effective June 3, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[16]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[20]

		(v)	Amendment, effective October 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[24]

		(vi)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[29]

		(vii)	Amendment, effective September 19, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[28]

		(viii)	Amendment, effective April 24, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[30]

		(ix)	Amendment, effective January 1, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[33]

		(x)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[37]

		(xi)	Amendment, effective July 1, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[37]

		(xii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012.[37]

		(xiii)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Goldman Sachs, effective December 1, 2012. [38]

(d)	(26)		[RESERVED]

GQG Partners, LLC (“GQG”)

(d)	(27)	(i)	Investment Sub-Advisory Agreement between JNAM and GQG, effective September 25, 2017.[32]

		(ii)	Amendment, effective December 12, 2019, to Investment Sub-Advisory Agreement between JNAM and GQG, effective September 25, 2017.[36]

		(iii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and GQG, effective September 25, 2017.[37]

Granahan Investment Management, Inc. (“Granahan”)

(d)	(28)	(i)	Investment Sub-Advisory Agreement between JNAM and Granahan, effective September 28, 2015.[24]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Granahan, effective September 28, 2015.[37]

Harris Associates L.P. (“Harris”)

(d)	(29)	(i)	Investment Sub-Advisory Agreement between JNAM and Harris, effective April 27, 2015.[22]

		(ii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and Harris, effective April 27, 2015.[29]

		(iii)	Amendment, effective July 1, 2017, to Investment Sub-Advisory Agreement between JNAM and Harris, effective April 27, 2015.[32]

		(iv)	Amendment, effective September 1, 2018, to Investment Sub-Advisory Agreement between JNAM and Harris, effective April 27, 2015.[35]

		(v)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Harris, effective April 27, 2015.[37]

Heitman Real Estate Securities LLC (“Heitman”)

(d)	(30)	(i)	Investment Sub-Advisory Agreement between JNAM and Heitman, effective August 13, 2018.[34]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Heitman, effective August 13, 2018.[37]

Invesco Advisers, Inc. (“Invesco”)

(d)	(31)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[16]

		(iii)	Amendment, effective June 3, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[16]

		(iv)	Amendment, effective September 16, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[16]

		(v)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[20]

		(vi)	Amendment, effective January 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[22]

		(vii)	Amendment, effective April 27, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[22]

		(viii)	Amendment, effective January 1, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[26]

		(ix)	Amendment, effective April 25, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[26]

		(x)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[29]

		(xi)	Amendment, effective September 25, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[32]

		(xii)	Amendment, effective April 30, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[33]

		(xiii)	Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[34]

		(xiv)	Amendment, effective August 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[35]

		(xv)	Amendment, effective January 1, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[36]

		(xvi)	Amendment, effective May 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[37]

		(xvii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[37]

		(xviii)	Amendment, effective October 14, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012.[37]

		(xix)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Invesco, effective December 1, 2012. [38]

(d)	(32)	(i)	Amended and Restated Investment Sub-Sub-Advisory Agreement by and among Invesco and Invesco Asset Management Limited (as agreed to by Registrant), effective December 1, 2012.[15]

(ii)
Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Sub-Advisory Agreement by and among Invesco and Invesco Asset Management Limited (as agreed to by Registrant), effective December 1, 2012.[16]

(iii)
Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Sub-Advisory Agreement by and among Invesco and Invesco Asset Management Limited (as agreed to by Registrant), effective December 1, 2012.[20]

(iv)
Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Sub-Advisory Agreement by and among Invesco and Invesco Asset Management Limited (as agreed to by Registrant), effective December 1, 2012.[37]

Ivy Investment Management Company (“Ivy”)

(d)	(33)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Ivy, effective April 25, 2016.[26]

		(ii)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Ivy, effective April 25, 2016.[29]

		(iii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Ivy, effective April 25, 2016.[37]

		(iv)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Ivy, effective April 25, 2016. [38]

J.P. Morgan Investment Management Inc. (“JPMorgan”)

(d)	(34)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[16]

		(iii)	Amendment, effective June 3, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[16]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[20]

		(v)	Amendment, effective September 28, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[24]

		(vi)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[29]

		(vii)	Amendment, effective September 19, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[28]

		(viii)	Amendment, dated June 5, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[32]

		(ix)	Revised Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[35]

		(x)	Amendment, effective August 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[35]

		(xi)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[37]

		(xii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012.[37]

		(xiii)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and JPMorgan, effective December 1, 2012. [38]

Kayne Anderson Rudnick Investment Management, LLC (“Kayne”)

(d)	(35)	(i)	Investment Sub-Advisory Agreement between JNAM and Kayne, effective April 30, 2018.[33]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Kayne, effective April 30, 2018.[37]

		(iii)	Amendment, effective April 27, 2020, to Investment Sub-Advisory Agreement between JNAM and Kayne, effective April 30, 2018. [38]

Lazard Asset Management LLC (“Lazard”)

(d)	(36)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[16]

		(iii)	Amendment, effective September 16, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[16]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[20]

		(v)	Amendment, effective April 27, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[22]

		(vi)	Amendment, effective October 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[24]

		(vii)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[29]

		(viii)	Amendment, effective September 25, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[32]

		(ix)	Amendment, effective April 30, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[33]

		(x)	Amendment, effective August 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[35]

		(xi)	Amendment, effective September 1, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[35]

		(xii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012.[37]

		(xiii)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Lazard, effective December 1, 2012. [38]

Loomis, Sayles & Company, L.P. (“Loomis”)

(d)	(37)	(i)	Investment Sub-Advisory Agreement between JNAM and Loomis, effective April 30, 2018.[33]

		(ii)	Amendment, effective August 13, 2018, to Investment Sub-Advisory Agreement between JNAM and Loomis, effective April 30, 2018.[34]

		(iii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Loomis, effective April 30, 2018.[37]

Lord, Abbett & Co. LLC (“Lord Abbett”)

(d)	(38)	(i)	Investment Sub-Advisory Agreement between JNAM and Lord Abbett, effective April 27, 2020. [38]

Massachusetts Financial Services Company d/b/a MFS Investment Management (“MFS”)

(d)	(39)	(i)	Investment Sub-Advisory Agreement between JNAM and MFS, effective April 24, 2017.[30]

		(ii)	Amendment, effective April 30, 2018, to Investment Sub-Advisory Agreement between JNAM and MFS, effective April 24, 2017.[33]

		(iii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and MFS, effective April 24, 2017.[37]

		(iv)	Amendment, effective April 27, 2020, to Investment Sub-Advisory Agreement between JNAM and MFS, effective April 24, 2017. [38]

Mellon Investments Corporation (originally, Mellon Capital Management Corporation) (“Mellon”)

(d)	(40)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[14]

		(ii)	Amendment, effective January 1, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[14]

		(iii)	Amendment, effective April 29, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[14]

		(iv)	Amendment, effective February 20, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[15]

		(v)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[16]

		(vi)	Amendment, effective June 3, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[16]

		(vii)	Amendment, effective December 17, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[18]

		(viii)	Amendment, effective April 28, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[18]

		(ix)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[20]

		(x)	Amendment, effective September 15, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[20]

		(xi)	Amendment, effective April 27, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[22]

		(xii)	Amendment, effective July 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[24]

		(xiii)	Amendment, effective September 28, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[24]

		(xiv)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[29]

		(xv)	Amendment, effective September 19, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[28]

		(xvi)	Amendment, effective April 24, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[30]

		(xvii)	Amendment, effective July 1, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[32]

		(xviii)	Amendment, effective September 25, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[32]

		(xix)	Amendment, effective January 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[33]

		(xx)	Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[34]

		(xxi)	Amendment, effective August 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[35]

		(xxii)	Amendment, effective January 2, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[36]

		(xxiii)	Amendment, effective January 25, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[36]

		(xxiv)	Amendment, effective April 29, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[36]

		(xxv)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[37]

		(xxvi)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012. [38]

Neuberger Berman Investment Advisers LLC (“NBIA”) (formerly, Neuberger Berman Fixed Income LLC (“NBFI”))

(d)	(41)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and NBFI, effective December 1, 2012.[14]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and NBFI, effective December 1, 2012.[16]

		(iii)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and NBFI, effective December 1, 2012.[20]

(iv)
Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and NBIA (formerly, NBFI), effective December 1, 2012.[29] (This Amendment outlines the company name change from NBFI to NBIA.)

		(v)	Amendment, effective June 5, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and NBIA (formerly, NBFI), effective December 1, 2012.[37]

		(vi)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and NBIA (formerly, NBFI), effective December 1, 2012.[37]

		(vii)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and NBIA (formerly, NBFI), effective December 1, 2012. [38]

Nuance Investments, LLC (“Nuance”)

(d)	(42)	(i)	Investment Sub-Advisory Agreement between JNAM and Nuance, effective April 27, 2020. [38]

Pacific Investment Management Company LLC (“PIMCO”)

(d)	(43)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[16]

		(iii)	Amendment, effective December 17, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[18]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[20]

		(v)	Amendment, effective January 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[22]

		(vi)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[29]

		(vii)	Amendment, effective January 1, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[30]

		(viii)	Amendment, effective September 25, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[32]

		(ix)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012.[37]

		(x)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PIMCO, effective December 1, 2012. [38]

PPM America, Inc. (“PPM”)

(d)	(44)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016.[26]

		(ii)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016.[29]

		(iii)	Amendment, effective July 1, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016.[32]

		(iv)	Amendment, effective September 25, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016.[32]

		(v)	Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016.[34]

		(vi)	Amendment, effective August 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016.[35]

		(vii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016.[37]

		(viii)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and PPM, effective April 25, 2016. [38]

Reinhart Partners, Inc. (“Reinhart”)

(d)	(45)	(i)	Investment Sub-Advisory Agreement between JNAM and Reinhart, effective October 14, 2019.[37]

T. Rowe Price Associates, Inc. (“T. Rowe Price”)

(d)	(46)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[14]

		(ii)	Amendment, effective May 1, 2013, to Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[14]

		(iii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[16]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[20]

		(v)	Amendment, effective September 28, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[24]

		(vi)	Amendment, effective January 1, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[26]

		(vii)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[29]

		(viii)	Amendment, effective December 1, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[29]

		(ix)	Amendment, effective July 1, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[32]

		(x)	Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[34]

		(xi)	Amendment, effective November 1, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[35]

		(xii)	Amendment, effective January 1, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[36]

		(xiii)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012.[37]

		(xiv)	Amendment, effective March 1, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012. [38]

		(xv)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and T. Rowe Price, effective December 1, 2012. [38]

(d)	(47)	(i)
Investment SubAdvisory Agreement between T. Rowe Price and T. Rowe Price Hong Kong Limited (“TRP Hong Kong”) (sub-sub-investment adviser for the JNL Multi-Manager Emerging Markets Equity Fund), effective April 27, 2020. [38]

Victory Capital Management Inc. (“Victory”)

(d)	(48)	(i)	Investment Sub-Advisory Agreement between JNAM and Victory, effective July 29, 2016.[28]

		(ii)	Amendment, effective September 19, 2016, to Investment Sub-Advisory Agreement between JNAM and Victory, effective July 29, 2016.[28]

		(iii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Victory, effective July 29, 2016.[37]

WCM Investment Management (“WCM”)

(d)	(49)	(i)	Investment Sub-Advisory Agreement between JNAM and WCM, effective August 13, 2018.[34]

		(ii)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and WCM, effective August 13, 2018.[37]

		(iii)	Amendment, effective October 14, 2019, to Investment Sub-Advisory Agreement between JNAM and WCM, effective August 13, 2018.[37]

		(iv)	Amendment, effective December 5, 2019, to Investment Sub-Advisory Agreement between JNAM and WCM, effective August 13, 2018. [38]

		(v)	Amendment, effective April 27, 2020, to Investment Sub-Advisory Agreement between JNAM and WCM, effective August 13, 2018. [38]

Wellington Management Company LLP (“Wellington”)

(d)	(50)	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[15]

		(ii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[16]

		(iii)	Amendment, effective June 3, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[16]

		(iv)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[20]

		(v)	Amendment, effective January 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[21]

		(vi)	Amendment, effective October 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[24]

		(vii)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[29]

		(viii)	Amendment, effective April 24, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[30]

		(ix)	Amendment, effective January 1, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[33]

		(x)	Amendment, effective September 6, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[37]

		(xi)	Amendment, effective October 14, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012.[37]

		(xii)	Amendment, effective April 27, 2020, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Wellington, effective December 1, 2012. [38]

Westchester Capital Management, LLC (“Westchester”)

(d)	(51)	(i)	Investment Sub-Advisory Agreement between JNAM and Westchester, effective April 27, 2015.[22]

		(ii)	Amendment, effective March 2, 2016, to Investment Sub-Advisory Agreement between JNAM and Westchester, effective April 27, 2015.[26]

		(iii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and Westchester, effective April 27, 2015.[29]

		(iv)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Westchester, effective April 27, 2015.[37]

Western Asset Management Company (“Western”)

(d)	(52)	(i)	Investment Sub-Advisory Agreement between JNAM and Western, effective April 27, 2015.[22]

		(ii)	Amendment, effective August 31, 2016, to Investment Sub-Advisory Agreement between JNAM and Western, effective April 27, 2015.[29]

		(iii)	Amendment, effective August 31, 2018, to Investment Sub-Advisory Agreement between JNAM and Western, effective April 27, 2015.[35]

		(iv)	Amendment, effective September 6, 2019, to Investment Sub-Advisory Agreement between JNAM and Western, effective April 27, 2015.[37]

(e)	(1)	(i)	Second Amended and Restated Distribution Agreement between Registrant and Jackson National Life Distributors LLC (“JNLD”), effective July 1, 2017.[32]

		(ii)	Amendment, effective September 25, 2017, to Second Amended and Restated Distribution Agreement between Registrant and JNLD, effective July 1, 2017.[32]

		(iii)	Amendment, effective August 13, 2018, to Second Amended and Restated Distribution Agreement between Registrant and JNLD, effective July 1, 2017.[34]

		(iv)	Amendment, effective June 24, 2019, to Second Amended and Restated Distribution Agreement between Registrant and JNLD, effective July 1, 2017.[37]

		(v)	Amendment, effective April 27, 2020, to Second Amended and Restated Distribution Agreement between Registrant and JNLD, effective July 1, 2017. [38]

(f)			Not Applicable.

(g)	(1)	(i)	Master Global Custody Agreement between Registrant and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), dated August 12, 2009.[3]

		(ii)	International Proxy Voting Addendum, dated August 12, 2009, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[3]

		(iii)	Mutual Fund Rider, dated August 12, 2009, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[3]

		(iv)	Amendment, dated September 28, 2009, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[4]

		(v)	Amendment, dated May 1, 2010, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[5]

		(vi)	Amendment, dated October 11, 2010, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[6]

		(vii)	Amendment, effective April 29, 2011, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[8]

		(viii)	Amendment, effective August 29, 2011, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[9]

		(ix)	Amendment, effective October 1, 2011, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[10]

		(x)	Amendment, effective December 12, 2011, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[10]

		(xi)	Amendment, effective April 30, 2012, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[12]

		(xii)	Amendment, effective August 29, 2012, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[14]

		(xiii)	Amendment, effective April 29, 2013, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[14]

		(xiv)	Amendment, effective September 16, 2013, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[16]

		(xv)	Amendment, effective April 28, 2014, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[18]

		(xvi)	Amendment, effective September 2, 2014, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[20]

		(xvii)	Amendment, effective September 15, 2014, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[20]

		(xviii)	Amendment, effective April 27, 2015, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[22]

		(xix)	Amendment, effective June 19, 2015, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[24]

		(xx)	Amendment, effective July 1, 2015, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[24]

		(xxi)	Amendment, effective September 28, 2015, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[24]

		(xxii)	Amendment, effective April 25, 2016, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[26]

		(xxiii)	Amendment, effective April 24, 2017, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[30]

		(xxiv)	Amendment, effective September 25, 2017, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[32]

		(xxv)	Amendment, effective June 29, 2018, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[34]

		(xxvi)	Amendment, effective August 13, 2018, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[34]

		(xxvii)	Amendment, effective March 1, 2019, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[36]

		(xxviii)	Amendment, effective June 24, 2019, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009.[37]

		(xxix)	Amendment, effective January 1, 2020, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009. [38]

		(xxx)	Amendment, effective April 27, 2020, to the Master Global Custody Agreement between Registrant and JPMorgan Chase, dated August 12, 2009. [38]

(g)	(2)	(i)	Custody Agreement between Registrant and State Street Bank and Trust Company (“State Street”), dated December 30, 2010.[7]

		(ii)	Amendment, effective September 2, 2014, to the Custody Agreement between Registrant and State Street, dated December 30, 2010.[20]

(iii)
Revised Amendment, effective April 27, 2015, to Custody Agreement between Registrant and State Street, dated December 30, 2010, to add additional registered investment companies, JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd., and JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund Ltd. (collectively, “RICs and Cayman Entities”) as parties.[24]

		(iv)	Amendment, effective September 28, 2015, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[24]

		(v)	Amendment, effective April 25, 2016, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[26]

		(vi)	Amendment, effective September 19, 2016, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[28]

		(vii)	Amendment, effective April 24, 2017, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[30]

		(viii)	Amendment, effective September 25, 2017, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[32]

		(ix)	Amendment, effective March 9, 2018, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010, to add PPM Funds as a party.[33]

		(x)	Amendment, effective June 29, 2018, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[34]

(xi)
Amendment, effective August 13, 2018, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[34] (This amendment adds JNL Multi-Manager Alternative Fund (Boston Partners) Ltd. and JNL/Eaton Vance Global Macro Absolute Return Advantage Fund Ltd., additional “Cayman Entities,” as parties.)

(xii)
Amendment, effective April 29, 2019, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[36] (This amendment removes JNL/AB Dynamic Asset Allocation Fund Ltd. as a party.)

		(xiii)	Amendment, effective June 24, 2019, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[37]

(xiv)
Amendment, effective April 27, 2020, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010. [38] (This amendment removes JNL/Eaton Vance Global Macro Absolute Return Advantage Fund Ltd., JNL/Neuberger Berman Commodity Strategy Fund Ltd, and certain registered investment companies, as parties.)

(h)	(1)	(i)	Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[12]

		(ii)	Amendment, effective March 1, 2012, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[13]

		(iii)	Amendment, effective April 30, 2012, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[12]

		(iv)	Amendment, effective April 29, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[14]

		(v)	Amendment, effective May 30, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[16]

		(vi)	Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[16]

		(vii)	Amendment, effective September 5, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[16]

		(viii)	Amendment, effective September 16, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[16]

		(ix)	Amendment, effective April 28, 2014, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[18]

		(x)	Amendment, effective June 4, 2014, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[20]

		(xi)	Amendment, effective September 15, 2014, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[20]

		(xii)	Amendment, effective April 27, 2015, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[22]

		(xiii)	Amendment, effective September 28, 2015, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[24]

		(xiv)	Amendment, effective October 1, 2015, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[24]

		(xv)	Amendment, effective April 25, 2016, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[26]

		(xvi)	Amendment, effective September 19, 2016, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[28]

		(xvii)	Amendment, effective April 24, 2017, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[30]

		(xviii)	Amendment, effective September 25, 2017, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[32]

		(xix)	Amendment, effective August 13, 2018, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[34]

		(xx)	Amendment, effective January 1, 2019, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[36]

		(xxi)	Amendment, effective April 29, 2019, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[36]

		(xxii)	Amendment, effective June 24, 2019, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013.[37]

		(xxiii)	Amendment, effective February 28, 2020, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013. [38]

		(xxiv)	Amendment, effective April 27, 2020, to Amended and Restated Administration Agreement between Registrant and JNAM, effective July 1, 2013. [38]

(h)	(2)	(i)	Administration Agreement between JNAM and JNL Multi-Manager Alternative Fund (Boston Partners) Ltd., effective August 13, 2018.[34]

(h)	(3)	(i)	Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[32]

		(ii)	Amendment, effective April 30, 2018, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[33]

		(iii)	Amendment, effective August 13, 2018, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[34]

		(iv)	Amendment, effective June 24, 2019, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[37]

		(v)	Amendment, effective October 14, 2019, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[37]

		(vi)	Amendment, effective April 27, 2020, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017. [38]

(h)	(4)	(i)	Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life Insurance Company, dated November 27, 2012.[15]

		(ii)	Amendment, effective June 29, 2018, to Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life Insurance Company, dated November 27, 2012.[34]

		(iii)	Amendment, effective April 27, 2020, to Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life Insurance Company, dated November 27, 2012. [38]

(h)	(5)	(i)	Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016.[26]

(ii)
Amendment, effective June 29, 2018, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016.[34]

(iii)
Amendment, effective April 27, 2020, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016. [38]

(h)	(6)	(i)
Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016.[26]

(ii)
Amendment, effective June 29, 2018, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016.[34]

(iii)
Amendment, effective April 27, 2020, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016. [38]

(h)	(7)	(i)
Master InterFund Lending Agreement, dated as April 27, 2015, by and among the series listed of the Registrant, JNL Investors Series Trust, JNL Variable Fund LLC, JNL Strategic Income Fund LLC, Jackson Variable Series Trust and Curian Series Trust and JNAM and Curian Capital LLC.[22]

		(ii)	Amendment, effective February 2, 2016, to Master Interfund Lending Agreement dated April 27, 2015.[26]

		(iii)	Amendment, effective June 1, 2018, to Master Interfund Lending Agreement dated April 27, 2015.[34]

		(iv)	Amendment, effective April 27, 2020, to Master Interfund Lending Agreement dated April 27, 2015. [38]

(h)	(8)	(i)	Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[5]

		(ii)	Amendment, dated August 29, 2011, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[9]

		(iii)	Amendment, dated June 3, 2013, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[16]

		(iv)	Amendment, dated April 27, 2015, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[22]

		(v)	Amendment, dated September 19, 2016, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[28]

		(vi)	Amendment, effective April 24, 2017, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[30]

		(vii)	Amendment, effective September 25, 2017, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[32]

		(viii)	Amendment, effective April 30, 2018, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[33]

		(ix)	Amendment, effective August 13, 2018, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[34]

		(x)	Amendment, effective April 29, 2019, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM.[36]

		(xi)	Amendment, effective April 27, 2020, to Management Fee Waiver Agreement (for certain Master-Feeder Funds), dated May 1, 2010, between Registrant and JNAM. [38]

(h)	(9)	(i)	Management Fee Waiver Agreement (for certain funds), effective April 30, 2012, between Registrant and JNAM.[11]

		(ii)	Amendment, dated June 3, 2013, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[16]

		(iii)	Amendment, dated March 16, 2015, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[22]

		(iv)	Amendment, effective April 27, 2015, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[22]

		(v)	Amendment, effective October 1, 2015, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[24]

		(vi)	Amendment, effective April 25, 2016, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[26]

		(vii)	Amendment, effective September 19, 2016, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[28]

		(viii)	Amendment, effective April 24, 2017, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[30]

		(ix)	Amendment, effective July 1, 2017, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[32]

		(x)	Amendment, effective September 25, 2017, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[32]

		(xi)	Amendment, effective April 30, 2018, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[33]

		(xii)	Amendment, effective August 13, 2018, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[34]

		(xiii)	Amendment, effective April 29, 2019, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[36]

		(xiv)	Amendment, effective June 24, 2019, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[37]

		(xv)	Amendment, effective October 14, 2019, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM.[37]

		(xvi)	Amendment, effective April 27, 2020, to Management Fee Waiver Agreement (for certain funds), dated May 1, 2010, between Registrant and JNAM. [38]

(h)	(10)	(i)	Management Fee Waiver Agreement (for funds sub-advised by T. Rowe Price Associates, Inc.), effective April 27, 2020, between Registrant and JNAM. [38]

(h)	(11)	(i)	Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[5]

(ii)
First Amendment, dated January 18, 2012, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[21]

(iii)
Second Amendment, dated December 31, 2014, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[22]

(iv)
Third Amendment, dated April 24, 2017, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[30]

(v)
Fourth Amendment, dated August 13, 2018, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[34]

(vi)
Fifth Amendment, dated April 27, 2020, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010. [38]

(h)	(12)	(i)
Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company of New York, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[5]

(ii)
First Amendment, dated January 18, 2012, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company of New York, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[21]

(iii)
Second Amendment, dated December 31, 2014, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company of New York, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[22]

(iv)
Third Amendment, dated April 24, 2017, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company of New York, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[30]

(v)
Fourth Amendment, dated August 13, 2018, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company of New York, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010.[34]

(vi)
Fifth Amendment, dated April 27, 2020, to the Master Fund Participation Agreement between Registrant, Jackson National Life Insurance Company of New York, American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2010. [38]

(h)	(13)	(i)
Amended and Restated Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company on behalf of itself and certain of its separate accounts; the Registrant; JNAM; American Funds Insurance Series; Capital Research and Management Company; and American Funds Service Company, effective June 8, 2017.[32]

(ii)
First Amendment, dated September 25, 2017, to Amended and Restated Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company on behalf of itself and certain of its separate accounts; the Registrant; JNAM; American Funds Insurance Series; Capital Research and Management Company; and American Funds Service Company, effective June 8, 2017.[32]

(iii)
Second Amendment, dated April 27, 2020, to Amended and Restated Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company on behalf of itself and certain of its separate accounts; the Registrant; JNAM; American Funds Insurance Series; Capital Research and Management Company; and American Funds Service Company, effective June 8, 2017. [38]

(h)	(14)	(i)
Amended and Restated Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company of New York on behalf of itself and certain of its separate accounts; the Registrant; JNAM; American Funds Insurance Series; Capital Research and Management Company; and American Funds Service Company, effective June 8, 2017.[32]

(ii)
First Amendment, dated September 25, 2017, to Amended and Restated Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company of New York on behalf of itself and certain of its separate accounts; the Registrant; JNAM; American Funds Insurance Series; Capital Research and Management Company; and American Funds Service Company, effective June 8, 2017.[32]

(iii)
Second Amendment, dated April 27, 2020, to Amended and Restated Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company of New York on behalf of itself and certain of its separate accounts; the Registrant; JNAM; American Funds Insurance Series; Capital Research and Management Company; and American Funds Service Company, effective June 8, 2017. [38]

(h)	(15)	(i)
Fund of Funds Participation Agreement by and among the Registrant, on behalf of each of the funds named on Schedule A, JNAM, DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc., each on behalf of its respective series named on Schedule B and Dimensional Fund Advisors LP, dated April 24, 2017.[30]

(ii)
First Amendment, dated September 25, 2017, to Fund of Funds Participation Agreement by and among the Registrant, on behalf of each of the funds named on Schedule A, JNAM, DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc., each on behalf of its respective series named on Schedule B and Dimensional Fund Advisors LP, dated April 24, 2017.[32]

(h)	(16)	(i)
Participation Agreement between Jackson Variable Series Trust, iShares Trust, iShares U.S. ETF Trust, iShares, Inc., iShares MSCI Russia Capped Index Fund, Inc, iShares U.S. ETF Company, Inc., and iShares Sovereign Screened Global Bond Fund, Inc. (collectively, “iShares”) dated January 31, 2012. [38]

		(ii)	Amendment, effective April 27, 2015, to Participation Agreement between Jackson Variable Series Trust and iShares dated January 31, 2012. [38]

		(iii)	Amendment, effective September 25, 2017, to Participation Agreement between Jackson Variable Series Trust and iShares dated January 31, 2012. [38]

		(iv)	Amendment, effective August 13, 2018, to Participation Agreement between Jackson Variable Series Trust and iShares dated January 31, 2012. [38]

(v)
Amendment, effective April 27, 2020, to Participation Agreement between Jackson Variable Series Trust and iShares dated January 31, 2012. [38] (This amendment adds the Registrant as a party and removes Jackson Variable Series Trust as a party.)

(h)	(17)	(i)
Master Fund Participation Agreement among Jackson National Life Insurance Company on behalf of itself and certain of its separate accounts; the Registrant on behalf of each series listed on Attachment A of the Agreement; Vanguard Variable Insurance Fund; The Vanguard Group, Inc.; and Vanguard Marketing Corporation, effective September 25, 2017.[32]

(h)	(18)	(i)
Master Fund Participation Agreement among Jackson National Life Insurance Company of New York on behalf of itself and certain of its separate accounts; the Registrant on behalf of each series listed on Attachment A of the Agreement; Vanguard Variable Insurance Fund; The Vanguard Group, Inc.; and Vanguard Marketing Corporation, effective September 25, 2017.[32]

(h)	(19)	(i)
Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company on behalf of itself and certain of its separate accounts; the Registrant on behalf of each of its series listed on Attachment A of the Agreement; JNAM; The Vanguard Group, Inc.; each of the open-end management investment companies listed on Attachment A of the Agreement on behalf of certain of their respective portfolios listed on Attachment A of the Agreement; and Vanguard Marketing Corporation, effective September 25, 2017.[32]

(ii)
Amendment, effective December 1, 2017, to Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company on behalf of itself and certain of its separate accounts; the Registrant on behalf of each of its series listed on Attachment A of the Agreement; JNAM; The Vanguard Group, Inc.; each of the open-end management investment companies listed on Attachment A of the Agreement on behalf of certain of their respective portfolios listed on Attachment A of the Agreement; and Vanguard Marketing Corporation, effective September 25, 2017.[33]

(h)	(20)	(i)
Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company of New York on behalf of itself and certain of its separate accounts; the Registrant on behalf of each of its series listed on Attachment A of the Agreement; JNAM; The Vanguard Group, Inc.; each of the open-end management investment companies listed on Attachment A of the Agreement on behalf of certain of their respective portfolios listed on Attachment A of the Agreement; and Vanguard Marketing Corporation, effective September 25, 2017.[32]

(ii)
Amendment, effective December 1, 2017, to Fund Participation Agreement (Fund of Funds) among Jackson National Life Insurance Company of New York on behalf of itself and certain of its separate accounts; the Registrant on behalf of each of its series listed on Attachment A of the Agreement; JNAM; The Vanguard Group, Inc.; each of the open-end management investment companies listed on Attachment A of the Agreement on behalf of certain of their respective portfolios listed on Attachment A of the Agreement; and Vanguard Marketing Corporation, effective September 25, 2017.[33]

(h)	(21)	(i)
JNL Series Trust Fund of Funds Participation Agreement by and among Registrant, on behalf of each of its series (each, a Fund of Funds) listed on Schedule A [of the Agreement]; JNAM; JPMorgan Trust I, JPMorgan Trust II, JPMorgan Trust IV, JPMorgan Fleming Mutual Fund Group Inc, JPMorgan Mutual Investment Trust Undiscovered Mangers Funds on behalf of the series (each, a Portfolio) listed on Schedule B [of the Agreement]; and, J.P. Morgan Investment Management Inc., effective June 24, 2019.[37]

(h)	(22)	(i)	Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[12]

		(ii)	Amendment, effective April 30, 2012, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[12]

		(iii)	Amendment, effective April 29, 2013, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[14]

		(iv)	Amendment, effective September 16, 2013, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM dated February 28, 2012.[16]

		(v)	Amendment, effective April 28, 2014, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[18]

		(vi)	Amendment, effective September 15, 2014, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[20]

		(vii)	Amendment, effective April 27, 2015, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[22]

		(viii)	Amendment, effective September 28, 2015, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[24]

		(ix)	Amendment, effective April 25, 2016, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[26]

		(x)	Amendment, effective September 19, 2016, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[28]

		(xi)	Amendment, effective April 24, 2017, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[30]

		(xii)	Amendment, effective September 25, 2017, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[32]

		(xiii)	Amendment, effective August 13, 2018, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[34]

		(xiv)	Amendment, effective June 24, 2019, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[37]

		(xv)	Amendment, effective April 27, 2020, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012. [38]

(h)	(23)
Plan of Reorganization by and among Jackson Variable Series Trust (“JVST”); JNL Variable Fund LLC (“JNLVF”); and the Registrant (“JNLST”), on behalf of each of respective JVST and JNLVF acquired fund (collectively, the “Acquiring Funds”) and the respective JNLST acquiring fund (collectively, the “Acquiring Funds”), listed on Schedule A of the Plan of Reorganization. [38]

(h)	(24)		Expense Limitation Agreement by and between Registrant and JNAM, dated March 16, 2020. [38]

(i)	(1)		Opinion and Consent of Counsel. [38]

	(2)		Opinion and Consent of Counsel regarding tax matters, attached hereto.

(j)			Consent of Auditors. [38]

(k)			Not Applicable.

(l)			Not Applicable.

(m)	(1)	(i)	Amended and Restated Distribution Plan, effective July 1, 2017.[32]

		(ii)	Amendment, effective September 25, 2017, to Amended and Restated Distribution Plan, effective July 1, 2017.[32]

		(iii)	Amendment, effective August 13, 2018, to Amended and Restated Distribution Plan, effective July 1, 2017.[34]

		(iv)	Amendment, effective June 24, 2019, to Amended and Restated Distribution Plan, effective July 1, 2017.[37]

		(v)	Amendment, effective April 27, 2020, to Amended and Restated Distribution Plan, effective July 1, 2017. [38]

(n)	(1)	(i)	Multiple Class Plan, effective April 29, 2013.[14]

		(ii)	Amendment, effective September 16, 2013, to Multiple Class Plan, effective April 29, 2013.[16]

		(iii)	Amendment, effective April 28, 2014, to Multiple Class Plan, effective April 29, 2013.[18]

		(iv)	Amendment, effective September 15, 2014, to Multiple Class Plan, effective April 29, 2013.[20]

		(v)	Amendment, effective April 27, 2015, to Multiple Class Plan, effective April 29, 2013.[22]

		(vi)	Amendment, effective September 28, 2015, to Multiple Class Plan, effective April 29, 2013.[24]

		(vii)	Amendment, effective April 25, 2016, to Multiple Class Plan, effective April 29, 2013.[26]

		(viii)	Amendment, effective September 19, 2016, to Multiple Class Plan, effective April 29, 2013.[28]

		(ix)	Amendment, effective April 24, 2017, to Multiple Class Plan, effective April 29, 2013.[30]

		(x)	Amendment, effective September 25, 2017, to Multiple Class Plan, effective April 29, 2013.[32]

		(xi)	Amendment, effective August 13, 2018, to Multiple Class Plan, effective April 29, 2013.[34]

		(xii)	Amendment, effective June 24, 2019, to Multiple Class Plan, effective April 29, 2013.[37]

		(xiii)	Amendment, effective April 27, 2020, to Multiple Class Plan, effective April 29, 2013.[38]

(o)			Not Applicable

(p)	(1)	(i)	Jackson Holdings LLC Identified Entities Code of Ethics and Conduct for Registrant, JNAM, JNLD, and PPM, effective July 1, 2019 (corrected November 1, 2019). [38]

		(ii)	Sarbanes Oxley version of Code of Ethics for Registrant, dated June 5, 2015.[36]

(p)	(2)		Business Conduct Manual and Code of Ethics for AQR, dated April 2019.[37]

(p)	(3)		Code of Business Conduct and Ethics for BIL and BlackRock, dated February 26, 2019.[37]

(p)	(4)		Code of Ethics for BlueBay, dated December 2018.[37]

(p)	(5)		Code of Ethics for Boston Partners, dated April 2019.[37]

(p)	(6)		Code of Ethics for Causeway, dated June 29, 2018; and Insider Trading Policy for Causeway, dated June 30, 2018.[37]

(p)	(7)		Code of Ethics for Champlain, dated January 2019.[37]

(p)	(8)		Code of Ethics for ClearBridge, dated March 2018.[35]

(p)	(9)		Code of Ethics for First Sentier, dated January 2019.[36]

(p)	(10)		Code of Ethics for Congress, dated August 2019.[37]

(p)	(11)		Code of Ethics for Cooke, dated January 1, 2019.[37]

(p)	(12)		Code of Ethics for DFA, dated January 1, 2019.[37]

(p)	(13)		Code of Ethics for DoubleLine, dated September 2017.[33]

(p)	(14)		Code of Ethics for Fidelity, dated February 2018.[35]

(p)	(15)		Code of Ethics for First Pacific, dated January 7, 2020. [38]

(p)	(16)
Personal Investments and Insider Trading Policy, which serves as a Code of Ethics for Franklin Templeton Investments, LLC (utilized by: Franklin Advisers, Franklin Templeton, and Templeton Counsel), dated May 1, 2019.[37]

(p)	(17)		Code of Ethics for Goldman Sachs, dated December 5, 2014.[24]

(p)	(18)		Code of Ethics for GQG, dated October 3, 2018.[37]

(p)	(19)		Code of Ethics for Granahan, dated February 1, 2019.[37]

(p)	(20)		Code of Ethics for Harris, dated September 30, 2019.[37]

(p)	(21)		Code of Ethics and Insider Trading Policy for Heitman, dated September, 2015.[37]

(p)	(22)	(i)	Code of Ethics for Invesco, dated January 2019.[36]

		(ii)	Code of Ethics for Invesco Asset Management Limited (Invesco UK Code of Ethics), dated February 1, 2019.[37]

(p)	(23)		Code of Ethics for Ivy, dated October 1, 2018; and Insider Trading Policy and Procedures, dated April 30, 2019.[37]

(p)	(24)		Code of Ethics for JPMorgan, dated January 30, 2019.[37]

(p)	(25)		Code of Ethics for Kayne, dated October 1, 2017.[33]

(p)	(26)		Code of Ethics and Personal Investment Policy for Lazard, dated September 2018.[37]

(p)	(27)		Code of Ethics for Loomis, dated April 18, 2018; and Insider Trading Policies and Procedures, dated March 2019.[37]

(p)	(28)		Personal Trading Policy for Lord Abbett, dated August 2019. [38]

(p)	(29)		Code of Ethics for MFS, dated February 1, 2019; and Inside Information Policy for MFS, dated February 2, 2019.[37]

(p)	(30)		Code of Conduct for Mellon, dated January 2018; and Personal Securities Trading Policy for Mellon, dated December 2017.[35]

(p)	(31)		Code of Ethics for NBIA, dated January 2019.[37]

(p)	(32)		Code of Ethics for Nuance, dated December 31, 2018. [38]

(p)	(33)		Code of Ethics for PIMCO, dated April 2019.[37]

(p)	(34)		Code of Ethics and Personal Trading Policy for Reinhart, dated June 15, 2019.[37]

(p)	(35)		Code of Ethics for T. Rowe Price and T. Rowe Price Hong Kong Limited, dated December 1, 2019. [38]

(p)	(36)		Code of Ethics for Victory, dated July 1, 2019.[37]

(p)	(37)		Code of Ethics for WCM, dated January 1, 2019.[37]

(p)	(38)		Code of Ethics for Wellington, dated April 2017.[35]

(p)	(39)		Code of Ethics for Westchester, dated July 31, 2019.[37]

(p)	(40)		Code of Ethics (US) for Western, dated January 2016.[28]

(p)	(41)
Code of Ethics for Capital Research and Management Company, the investment adviser to American Funds Insurance Series, dated April 2018.[34] (Certain feeder funds of the Registrant utilize American Funds Insurance Series master funds.)

(p)	(42)
Code of Ethics for The Vanguard Group, Inc. (“Vanguard”), the Vanguard Funds, and each of Vanguard’s affiliates, dated February 2019.[36] (Certain feeder funds of the Registrant utilize Vanguard Variable Insurance Fund master funds.)

[1]
Incorporated by reference to Registrant's Post-Effective Amendment No. 5 to its registration statement on Form N-1A (033-87244; 811-8894) (“Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on June 26, 1996.

[2]	Incorporated by reference to Registrant's Post-Effective Amendment No. 44 to its Registration Statement on Form N-1A filed with the SEC on September 18, 2006.
[3]	Incorporated by reference to Registrant's Post-Effective Amendment No. 73 to its Registration Statement on Form N-1A filed with the SEC on September 23, 2009.
[4]	Incorporated by reference to Registrant's Post-Effective Amendment No. 74 to its Registration Statement on Form N-1A filed with the SEC on December 18, 2009.
[5]	Incorporated by reference to Registrant's Post-Effective Amendment No. 78 to its Registration Statement on Form N-1A filed with the SEC on April 30, 2010.
[6]	Incorporated by reference to Registrant's Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A filed with the SEC on October 8, 2010.
[7]	Incorporated by reference to Registrant's Post-Effective Amendment No. 86 to its Registration Statement on Form N-1A filed with the SEC on January 3, 2011.
[8]	Incorporated by reference to Registrant's Post-Effective Amendment No. 89 to its Registration Statement on Form N-1A filed with the SEC on April 29, 2011.
[9]	Incorporated by reference to Registrant's Post-Effective Amendment No. 95 to its Registration Statement on Form N-1A filed with the SEC on August 26, 2011.
[10]	Incorporated by reference to Registrant's Post-Effective Amendment No. 99 to its Registration Statement on Form N-1A filed with the SEC on December 9, 2011.
[11]	Incorporated by reference to Registrant's Post-Effective Amendment No. 101 to its Registration Statement on Form N-1A filed with the SEC on December 22, 2011.
[12]	Incorporated by reference to Registrant's Post-Effective Amendment No. 104 to its Registration Statement on Form N-1A filed with the SEC on April 26, 2012.
[13]	Incorporated by reference to Registrant's Post-Effective Amendment No. 106 to its Registration Statement on Form N-1A filed with the SEC on August 24, 2012.
[14]	Incorporated by reference to Registrant's Post-Effective Amendment No. 108 to its Registration Statement on Form N-1A filed with the SEC on December 19, 2012.
[15]	Incorporated by reference to Registrant's Post-Effective Amendment No. 111 to its Registration Statement on Form N-1A filed with the SEC on April 26, 2013.
[16]	Incorporated by reference to Registrant's Post-Effective Amendment No. 116 to its Registration Statement on Form N-1A filed with the SEC on September 13, 2013.
[17]	Incorporated by reference to Registrant's Post-Effective Amendment No. 118 to its Registration Statement on Form N-1A filed with the SEC on December 20, 2013.
[18]	Incorporated by reference to Registrant's Post-Effective Amendment No. 121 to its Registration Statement on Form N-1A filed with the SEC on April 25, 2014.
[19]	Incorporated by reference to Registrant's Post-Effective Amendment No. 123 to its Registration Statement on Form N-1A filed with the SEC on June 5, 2014.
[20]	Incorporated by reference to Registrant's Post-Effective Amendment No. 125 to its Registration Statement on Form N-1A filed with the SEC on September 12, 2014.
[21]	Incorporated by reference to Registrant's Post-Effective Amendment No. 127 to its Registration Statement on Form N-1A filed with the SEC on January 16, 2015.
[22]	Incorporated by reference to Registrant's Post-Effective Amendment No. 129 to its Registration Statement on Form N-1A filed with the SEC on April 24, 2015.
[23]	Incorporated by reference to Registrant's Post-Effective Amendment No. 131 to its Registration Statement on Form N-1A filed with the SEC on June 10, 2015.
[24]	Incorporated by reference to Registrant's Post-Effective Amendment No. 134 to its Registration Statement on Form N-1A filed with the SEC on September 25, 2015.
[25]	Incorporated by reference to Registrant's Post-Effective Amendment No. 136 to its Registration Statement on Form N-1A filed with the SEC on December 14, 2015.
[26]	Incorporated by reference to Registrant's Post-Effective Amendment No. 139 to its Registration Statement on Form N-1A filed with the SEC on April 22, 2016.
[27]	Incorporated by reference to Registrant's Post-Effective Amendment No. 141 to its Registration Statement on Form N-1A filed with the SEC on June 8, 2016.
[28]	Incorporated by reference to Registrant's Post-Effective Amendment No. 144 to its Registration Statement on Form N-1A filed with the SEC on September 16, 2016.
[29]	Incorporated by reference to Registrant's Post-Effective Amendment No. 146 to its Registration Statement on Form N-1A filed with the SEC on December 16, 2016.
[30]	Incorporated by reference to Registrant's Post-Effective Amendment No. 149 to its Registration Statement on Form N-1A filed with the SEC on April 21, 2017.
[31]	Incorporated by reference to Registrant's Post-Effective Amendment No. 152 to its Registration Statement on Form N-1A filed with the SEC on June 6, 2017.
[32]	Incorporated by reference to Registrant's Post-Effective Amendment No. 155 to its Registration Statement on Form N-1A filed with the SEC on September 22, 2017.
[33]	Incorporated by reference to Registrant's Post-Effective Amendment No. 157 to its Registration Statement on Form N-1A filed with the SEC on April 27, 2018.
[34]	Incorporated by reference to Registrant's Post-Effective Amendment No. 161 to its Registration Statement on Form N-1A filed with the SEC on August 10, 2018.
[35]	Incorporated by reference to Registrant's Post-Effective Amendment No. 163 to its Registration Statement on Form N-1A filed with the SEC on December 17, 2018.
[36]	Incorporated by reference to Registrant's Post-Effective Amendment No. 166 to its Registration Statement on Form N-1A filed with the SEC on April 26, 2019.
[37]	Incorporated by reference to Registrant's Post-Effective Amendment No. 168 to its Registration Statement on Form N-1A filed with the SEC on December 16, 2019.
[38]	Incorporated by reference to Registrant's Post-Effective Amendment No. 171 to its Registration Statement on Form N-1A filed with the SEC on April 23, 2020.

Item 29. Persons controlled by or under Common Control with Registrant.

Jackson Variable Series Trust
JNL Investors Series Trust
JNL Variable Fund LLC
Jackson National Separate Account I
Jackson National Separate Account III
Jackson National Separate Account IV
Jackson National Separate Account V
JNLNY Separate Account I
JNLNY Separate Account II
JNLNY Separate Account IV
PPM Funds

Item 30. Indemnification.

Amended and Restated Declaration of Trust:  Article IV of the Registrant’s Amended and Restated Declaration of Trust, as amended, provides that each of its Trustees and Officers (including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest as a shareholder, creditor or otherwise) (each, a “Covered Person”) shall be indemnified by the Registrant against all liabilities and expenses that may be incurred by reason of being or having been such a Covered Person, except that no Covered Person shall be indemnified against any liability to the Registrant or its shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Article IV, Section 4.3 of the Registrant’s Amended and Restated Declaration of Trust, as amended, provides the following:

(a)	Subject to the exceptions and limitations contained in paragraph (b) below:

(i)
every person who is, or has been, a Trustee, officer, employee or agent of the Trust (including any individual who serves at its request as director, officer, partner, trustee or the like of another organization in which it has any interest as a shareholder, creditor or otherwise) shall be indemnified by the Trust, or by one or more Series thereof if the claim arises from his or her conduct with respect to only such Series (unless the Series was terminated prior to any such liability or claim being known to the Trustees, in which case such obligations, to the extent not satisfied out of the assets of a Series, the obligation shall be an obligation of the Trust), to the fullest extent permitted by law against all liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer and against amounts paid or incurred by him in the settlement thereof;

(ii)
the words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal, or other, including appeals), actual or threatened; and the words “liability” and “expenses” shall include, without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

(b)	No indemnification shall be provided hereunder to a Trustee or officer:

(i)
against any liability to the Trust, a Series thereof or the Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

(ii)
with respect to any matter as to which he shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or a Series thereof;

(iii)
in the event of a settlement or other disposition not involving a final adjudication as provided in paragraph (b)(ii) resulting in a payment by a Trustee or officer, unless there has been a determination that such Trustee or officer did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office:

		(A)	by the court or other body approving the settlement or other disposition;

(B)
based upon a review of readily available facts (as opposed to a full trial-type inquiry) by (i) vote of a majority of the Non-interested Trustees acting on the matter (provided that a majority of the Non-interested Trustees then in office act on the matter) or (ii) written opinion of independent legal counsel; or

		(C)	by a vote of a majority of the Shares outstanding and entitled to vote (excluding Shares owned of record or beneficially by such individual).

(c)
The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Trustee or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Trustee or officer and shall inure to the benefit of the heirs, executors, administrators and assigns of such a person.  Nothing contained herein shall affect any rights to indemnification to which personnel of the Trust or any Series thereof other than Trustees and officers may be entitled by contract or otherwise under law.

(d)
Expenses of preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in paragraph (a) of this Section 4.3 may be advanced by the Trust or a Series thereof prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Section 4.3, provided that either:

(i)
such undertaking is secured by a surety bond or some other appropriate security provided by the recipient, or the Trust or Series thereof shall be insured against losses arising out of any such advances; or

(ii)
a majority of the Non-interested Trustees acting on the matter (provided that a majority of the Non-interested Trustees act on the matter) or an independent legal counsel in a written opinion shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the recipient ultimately will be found entitled to indemnification.

As used in Section 4.3 of the Registrant’s Amended and Restated Declaration of Trust, a “Non-interested Trustee” is one who (i) is not an Interested Person of the Trust (including anyone who has been exempted from being an Interested Person by any rule, regulation or order of the Commission), and (ii) is not involved in the claim, action, suit or proceeding.

Indemnification Arrangements: The foregoing indemnification arrangements are subject to the provisions of Section 17(h) of the Investment Company Act of 1940.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

In addition to the above indemnification, Jackson National Life Insurance Company extends its indemnification of its own officers, directors and employees to cover such persons’ activities as officers, trustees or employees of the Registrant.

Item 31. Business and Other Connections of Investment Adviser.

Incorporated herein by reference from the Prospectus and Statement of Additional Information relating to the Trust are the following: the description of the business of JNAM contained in the section entitled “Management of the Trust” of the Prospectus, and the biographical information pertaining to Messrs. Anyah, Bouchard, Crowley, Gillespie, Rybak, Wehrle, Wood, Childs, Gorman, Harding, Koors, Lueck, O’Boyle, and Nerud; and Mses. Carnahan, Engler, Woodworth, Bennett, Crosser, Leeman, Nelson, and Rhee contained in the section entitled “Trustees and Officers of the Trust” and the description of JNAM contained in the section entitled “Investment Adviser and Other Services” of the Statement of Additional Information.

Directors and Officers of JNAM:

NAME	ADDRESS	PRINCIPAL OCCUPATION

Lisa Benkowski	1 Corporate Way Lansing, Michigan 48951	Assistant Vice President, Business Systems (08/20/2016 to Present).

Emily Bennett	1 Corporate Way Lansing, Michigan 48951	Associate General Counsel (2/29/2016 to Present); and Assistant Vice President, Legal (02/17/2018 to Present).

Eric Bjornson	1 Corporate Way Lansing, Michigan 48951	Vice President, Operations (06/28/2014 to Present).

Richard Catts	1 Corporate Way Lansing, Michigan 48951	Vice President (07/01/2017 to Present).

Garett J. Childs	1 Corporate Way Lansing, Michigan 48951	Assistant Vice President, Corporate Finance and Chief Risk Officer (08/11/2016 to 02/16/2019); Controller (12/28/2013 to Present); and Vice President, Finance and Risk (02/16/2019 to Present).

Michael A. Costello	1 Corporate Way Lansing, Michigan 48951	Managing Board Member (06/30/2016 to present).

Robert Dombrower	1 Corporate Way Lansing, Michigan 48951	Vice President (07/01/2017 to Present).

Kevin Frank	1 Corporate Way Lansing, Michigan 48951	Assistant Vice President, Fund Operations and Accounting Policy (09/11/2018 to Present).

Steven J. Fredricks	1 Corporate Way Lansing, Michigan 48951	Chief Compliance Officer (02/2005 to 05/04/2018). Senior Vice President (02/27/2013 to 05/04/2018).

Mark Godfrey	1 Corporate Way Lansing, Michigan 48951	Vice President (07/01/2017 to Present).

Richard Gorman	1 Corporate Way Lansing, Michigan 48951	Chief Compliance Officer (08/20/2018 to present). Senior Vice President (08/20/2018 to present).

William Harding	1 Corporate Way Lansing, Michigan 48951	Senior Vice President, Chief Investment Officer (06/28/2014 to Present).

Bradley O. Harris	1 Corporate Way Lansing, Michigan 48951	Managing Board Member (12/01/2015 to Present).

Kelli Hill	1 Corporate Way Lansing, Michigan 48951	Vice President (07/01/2017 to Present).

Karen Huizenga	1 Corporate Way Lansing, Michigan 48951	Vice President - Financial Reporting (07/01/2011 to 05/02/2018).

Sean Hynes	1 Corporate Way Lansing, Michigan 48951	Assistant Vice President, Investment Management (08/20/2016 to Present).

Stephanie Kueppers	1 Corporate Way Lansing, Michigan 48951	Assistant Vice President, Sub-Advisor Oversight (08/31/2019 to Present).

Daniel W. Koors	1 Corporate Way Lansing, Michigan 48951	Senior Vice President (01/2009 to Present); and Chief Operating Officer (04/11/2011 to Present).

Mark B. Mandich	225 West Wacker Drive Suite 1200 Chicago, Illinois 60606	Managing Board Member (05/20/2015 to 05/29/2018).

Jim McCartin	1 Corporate Way Lansing, Michigan 48951	Vice President (09/01/2018 to Present).

P. Chad Meyers	1 Corporate Way Lansing, Michigan 48951	Managing Board Member (05/20/2015 to Present); and Chairman (10/15/2015 to Present).

Mia K. Nelson	1 Corporate Way Lansing, Michigan 48951	Assistant Vice President, Tax (02/18/2017 to Present).

Mark D. Nerud	1 Corporate Way Lansing, Michigan 48951	Managing Board Member (05/20/2015 to Present). President (01/01/2007 to Present); and Chief Executive Officer (01/01/2010 to Present).

Joseph B. O’Boyle	1 Corporate Way Lansing, Michigan 48951	Vice President, Compliance (09/10/2015 to present); and Acting Chief Compliance Officer (05/04/2018 to (08/20/2018).

Michael Piszczek	1 Corporate Way Lansing, Michigan 48951	Vice President – Tax (07/01/2011 to 04/03/2018).

Alison Reed	7601 Technology Way Denver, CO 80237	Managing Board Member (06/30/2016 to Present).

Susan S. Rhee	1 Corporate Way Lansing, Michigan 48951	Secretary (11/2000 to Present); General Counsel (01/01/2010 to Present); and Senior Vice President (01/01/2010 to Present).

Kristan L. Richardson	1 Corporate Way Lansing, Michigan 48951	Assistant Secretary (06/12/2014 to Present).

Andrew Tedeschi	1 Corporate Way Lansing, Michigan 48951	Vice President, Financial Reporting (01/28/2019 to Present).

Bryan Yates	1 Corporate Way Lansing, Michigan 48951	Assistant Vice President, Investment Operations (08/20/2016 to Present).

AQR Capital Management, LLC; BlackRock International Limited.; BlackRock Investment Management, LLC; BlueBay Asset Management LLP; BlueBay Asset Management USA LLC; Boston Partners Global Investors, Inc.; Causeway Capital Management LLC; Champlain Investment Partners, LLC; ClearBridge Investments, LLC; Congress Asset Management Company, LLP; Cooke & Bieler, L.P.; Dimensional Fund Advisors LP; DoubleLine Capital LP; FIAM LLC; First Pacific Advisors, LP; First Sentier Investors (Australia) IM LTD; Franklin Advisers, Inc.; Franklin Templeton Institutional, LLC; Goldman Sachs Asset Management, L.P.; GQG Partners, LLC; Granahan Investment Management, Inc.; Harris Associates L.P.; Heitman Real Estate Securities LLC; Invesco Advisers, Inc.; Invesco Asset Management Limited.; Ivy Investment Management Company; J.P. Morgan Investment Management Inc.; Kayne Anderson Rudnick Investment Management, LLC; Lazard Asset Management LLC; Loomis, Sayles & Company, L.P.; Lord, Abbett & Co. LLC; Massachusetts Financial Services Company d/b/a MFS Investment Management; Mellon Investments Corporation; Neuberger Berman Investment Advisers LLC; Nuance Investments, LLC; Pacific Investment Management Company LLC; PPM America, Inc.; Reinhart Partners, Inc.; Templeton Global Advisors Limited; Templeton Investment Counsel, LLC; T. Rowe Price Associates, Inc.; T. Rowe Price Hong Kong Limited; Victory Capital Management Inc.; WCM Investment Management; Wellington Management Company LLP; Westchester Capital Management, LLC; and Western Asset Management Company, the sub-advisers, co-sub-advisers, and sub-sub-advisers of certain funds of the Trust, are primarily engaged in the business of rendering investment advisory services. Reference is made to the most recent Form ADV and schedules thereto on file with the Commission for a description of the names and employment of the directors and officers of the sub-advisers and sub-sub-advisers and other required information:

SUB-ADVISERS, CO-SUB-ADVISERS, AND SUB-SUB-ADVISERS:	FILE NO.:

AQR Capital Management, LLC	801-55543
BlackRock International Limited	801-51087
BlackRock Investment Management, LLC	801-56972
BlueBay Asset Management LLP	801-61494
BlueBay Asset Management USA LLC	801-77361
Boston Partners Global Investors, Inc.	801-61786
Causeway Capital Management LLC	801-60343
Champlain Investment Partners, LLC	801-63424
ClearBridge Investments, LLC	801-64710
Congress Asset Management Company, LLP	801-23386
Cooke & Bieler, L.P.	801-60411
Dimensional Fund Advisors LP	801-16283
DoubleLine Capital LP	801-70942
FIAM LLC	801-63658
First Pacific Advisors, LP	801-67160
First Sentier Investors (Australia) IM LTD	801-73006
Franklin Advisers, Inc.	801-26292
Franklin Templeton Institutional, LLC	801-60684
Goldman Sachs Asset Management, L.P.	801-37591
GQG Partners, LLC	801-107734
Granahan Investment Management, Inc.	801-23705
Harris Associates L.P.	801-50333
Heitman Real Estate Securities LLC	801-48252
Invesco Advisers, Inc.	801-33949
Invesco Asset Management Limited	801-50197
Ivy Investment Management Company	801-61515
J.P. Morgan Investment Management Inc.	801-21011
Kayne Anderson Rudnick Investment Management, LLC	801-24241
Lazard Asset Management LLC	801-61701
Loomis, Sayles & Company, L.P.	801-170
Lord, Abbett & Co. LLC	801-6997
Massachusetts Financial Services Company d/b/a MFS Investment Management	801-17352
Mellon Investments Corporation	801-19785
Neuberger Berman Investment Advisers LLC	801-61757
Nuance Investments, LLC	801-69682
Pacific Investment Management Company LLC	801-48187
PPM America, Inc.	801-40783
Reinhart Partners, Inc.	801-40278
Templeton Global Advisors Limited	801-42343
Templeton Investment Counsel, LLC	801-15125
T. Rowe Price Associates, Inc.	801-856
T. Rowe Price Hong Kong Limited	801-72035
Victory Capital Management Inc.	801-46878
WCM Investment Management	801-11916
Wellington Management Company LLP	801-15908
Westchester Capital Management, LLC	801-72002
Western Asset Management Company	801-8162

Item 32. Principal Underwriters.

(a)
JNLD acts as general distributor for the Registrant. JNLD also acts as general distributor for the Jackson National Separate Account I, the Jackson National Separate Account III, the Jackson National Separate Account IV, the Jackson National Separate Account V, the JNLNY Separate Account I, the JNLNY Separate Account II, the JNLNY Separate Account IV, JNL Variable Fund LLC, JNL Investors Series Trust, Jackson Variable Series Trust, and PPM Funds.

(b)	Directors and Officers of JNLD:

NAME AND BUSINESS ADDRESS:	POSITIONS AND OFFICERS WITH UNDERWRITER:	POSITIONS AND OFFICES WITH FUND

Aimee DeCamillo 300 Innovation Drive Franklin TN, 37067	Manager, President and Chief Executive Officer	N/A

Scott Romine 300 Innovation Drive Franklin TN, 37067	President of Advisory Solutions	N/A

Michael Falcon 300 Innovation Drive Franklin TN, 37067	Chairperson	N/A

Steve P. Binioris 1 Corporate Way Lansing, MI 48951	Manager	N/A

Bradley O. Harris 300 Innovation Drive Franklin TN, 37067	Manager	N/A

Scott Golde 1 Corporate Way Lansing, MI 48951	General Counsel	N/A

Yesenia Akright 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Ty Anderson 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Lisa Backens 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Ed Balsmann 300 Innovation Drive Franklin TN, 37067	Senior Vice President and Chief Compliance Officer	N/A

J. Edward Branstetter, Jr. 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Bill Burrow 300 Innovation Drive Franklin TN, 37067	Senior Vice President	N/A

Lauren Caputo 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Christopher Ciavarra 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Court Chynces 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Bill Dixon 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Kevin Donovan 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Heather Fitzgerald 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Ashley S. Golson 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Elizabeth Griffith 300 Innovation Drive Franklin TN, 37067	Senior Vice President	N/A

Paul Hardy 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Julie Hughes 1 Corporate Way Lansing, MI 48951	Senior Vice President	N/A

Thomas Hurley 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Amanda Jenkins 1 Corporate Way Lansing, MI 48951	Assistant Secretary	N/A

Mark Jones 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Matt Lemieux 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Kristine Lowry 300 Innovation Drive Franklin TN, 37067	Vice President, FinOp and Controller	N/A

Dana Rene Malesky Flegler 1 Corporate Way Lansing, MI 48951	Senior Vice President	N/A

Greg Masucci 300 Innovation Drive Franklin TN, 37067	Senior Vice President	N/A

Heather Mayes 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Tim Munsie 300 Innovation Drive Franklin TN, 37067	Senior Vice President	N/A

Kevin Nuttall 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Joseph Patracuollo 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Allison Pearson 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Kimberly Plyer 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Alison Reed 300 Innovation Drive Franklin TN, 37067	Executive Vice President, Operations	N/A

Kristan L. Richardson 1 Corporate Way Lansing, MI 48951	Secretary	N/A

Ryan Riggen 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Sam Rosenbrock 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

David Russell 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Marc Socol 300 Innovation Drive Franklin TN, 37067	Executive Vice President, National Sales Manager	N/A

Daniel Starishevsky 300 Innovation Drive Franklin TN, 37067	Senior Vice President	N/A

Molly Stevens 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Michael Story 1 Corporate Way Lansing, MI 48951	Vice President	N/A

Brian Sward 300 Innovation Drive Franklin TN, 37067	Senior Vice President	N/A

Jeremy Swartz 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Jeffrey Toerne 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Nicki Unrein 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Sutton White 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Bryan Wilhelm 300 Innovation Drive Franklin TN, 37067	Senior Vice President	N/A

Byron Wilson 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Sharon Wilson 300 Innovation Drive Franklin TN, 37067	Assistant Vice President	N/A

Myles Womack 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

Phil Wright 300 Innovation Drive Franklin TN, 37067	Vice President	N/A

(c)	The Funds have no principal underwriter who is not an affiliated person of the Funds or an affiliated person of such person.

Item 33. Location of Accounts and Records

The accounts and records of the Registrant are located at the offices of the Registrant at 1 Corporate Way, Lansing, Michigan 48951, at 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606, and at the following locations:

Office of the Administrator	1 Corporate Way, Lansing, Michigan 48951
Office of the Custodian: JPMorgan Chase Bank, N.A.	270 Park Avenue, New York, New York 10017
Office of the Custodian: State Street Bank and Trust Company	200 Newport Avenue, Josiah Quincy Building – Floor 5 North Quincy, Massachusetts 02171
AQR Capital Management, LLC	Two Greenwich Plaza, Greenwich, Connecticut 06830
BlackRock International Limited	Exchange Place One, 1 Semple Street, Edinburgh, EH3 8BL
BlackRock Investment Management, LLC	55 East 52nd Street, New York, New York 10055
BlueBay Asset Management LLP	77 Grosvenor Street, London UK W1K 3JR
BlueBay Asset Management USA LLC	Four Stamford Plaza, 107 Elm Street, Suite 512, Stamford, Connecticut 06902
Boston Partners Global Investors, Inc.	909 Third Avenue, 32nd Floor, New York, New York 10022
Causeway Capital Management LLC	11111 Santa Monica Boulevard, 15th Floor, Los Angeles, California 90025
Champlain Investment Partners, LLC	180 Battery Street, Suite 400, Burlington, Vermont 05401
ClearBridge Investments, LLC	620 8th Avenue, New York, New York 10018
Congress Asset Management Company, LLP	2 Seaport Lane, Boston, Massachusetts 02210-2001
Cooke & Bieler, L.P.	1700 Market Street, Suite 3222, Philadelphia, Pennsylvania 19103
Dimensional Fund Advisors LP	6300 Bee Cave Road, Building One, Austin, Texas 78746
DoubleLine Capital LP	505 N. Brand Boulevard, Suite 860, Glendale, California 91203
FIAM LLC	900 Salem Street, Smithfield, Rhode Island 02917
First Pacific Advisors, LP	11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064
First Sentier Investors (Australia) IM LTD	Level 5, Tower 3, International Towers 300 Barangaroo Avenue, Barangaroo, NSW 2000
Franklin Advisers, Inc.	One Franklin Parkway, San Mateo, California 94403
Franklin Templeton Institutional, LLC	600 Fifth Avenue, New York, New York 10020
Goldman Sachs Asset Management, L.P.	200 West Street, New York, New York, 10282
GQG Partners, LLC	350 East Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301
Granahan Investment Management, Inc.	404 Wyman Street, Suite 460, Waltham, Massachusetts 02451
Harris Associates L.P.	111 South Wacker Drive, Suite 4699, Chicago, IL 60606
Heitman Real Estate Securities LLC	191 North Wacker Drive, Suite 2500, Chicago, IL 60606-1615
Invesco Advisers, Inc.	1555 Peachtree, N.E., Atlanta, GA 30309
Invesco Asset Management Limited	Perpetual Park, Perputual Park Drive, Henley – on – Thames Oxfordshire, RG91HH, United Kingdom
Ivy Investment Management Company	6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
J.P. Morgan Investment Management Inc.	270 Park Avenue, New York, New York 10017
Kayne Anderson Rudnick Investment Management, LLC	1800 Avenue of the Stars, Los Angeles, California 90067
Lazard Asset Management LLC	30 Rockefeller Plaza, New York, New York 10112
Loomis, Sayles & Company, L.P.	One Financial Center, Boston, Massachusetts 02111-2621
Lord, Abbett & Co. LLC	90 Hudson Street, Jersey City, NJ 07302-3973
Massachusetts Financial Services Company d/b/a MFS Investment Management	111 Huntington Avenue, Boston, Massachusetts 02199-7618
Mellon Investments Corporation	201 Washington Street, Boston, Massachusetts 02108
Neuberger Berman Investment Advisers LLC	190 South LaSalle Street, Suite 2400, Chicago, Illinois 60603
Nuance Investments, LLC	4900 Main Street, Suite 220, Kansas City, Missouri 64112
Pacific Investment Management Company LLC	840 Newport Center Drive, Newport Beach, California 92660
PPM America, Inc.	225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606
Reinhart Partners, Inc.	1500 West Market Street, Suite 100, Mequon, Wisconsin 53092
Templeton Global Advisors Limited	Lyford Cay, Nassau, Bahamas
Templeton Investment Counsel, LLC	300 S.E. 2nd Street, Fort Lauderdale, Florida 33301
T. Rowe Price Associates, Inc.	100 East Pratt Street, Baltimore, Maryland 21202
T. Rowe Price Hong Kong Limited	6/F Chater House 8 Connaught Place, Central Hong Kong
Victory Capital Management Inc.	4900 Tiedman Road, 4th Floor, Brooklyn, Ohio 44144-1226
WCM Investment Management	281 Brooks Street, Laguna Beach, CA 92651-2974
Wellington Management Company LLP	280 Congress Street, Boston, Massachusetts 02210
Westchester Capital Management, LLC	100 Summit Lake Drive, Valhalla, New York 10595
Western Asset Management Company	385 East Colorado Boulevard, Pasadena, California 91101

Item 34. Management Services.

Not Applicable.

Item 35. Undertakings.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act, the Trust certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment under rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment No. 173 to be signed on its behalf by the undersigned, duly authorized, in the City of Lansing and the State of Michigan on the 11th day of May, 2020.

JNL SERIES TRUST

/s/ Emily J. Bennett
Emily J. Bennett
Assistant Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the date indicated.

/s/ Emily J. Bennett *	May 11, 2020
Eric O. Anyah
Trustee

/s/ Emily J. Bennett *	May 11, 2020
Michael Bouchard
Trustee

/s/ Emily J. Bennett *	May 11, 2020
Ellen Carnahan
Trustee

/s/ Emily J. Bennett *	May 11, 2020
William Crowley
Trustee

/s/ Emily J. Bennett *	May 11, 2020
Michelle Engler
Trustee

/s/ Emily J. Bennett *	May 11, 2020
John W. Gillespie
Trustee

/s/ Emily J. Bennett *	May 11, 2020
William R. Rybak
Trustee

/s/ Emily J. Bennett *	May 11, 2020
Mark S. Wehrle
Trustee

/s/ Emily J. Bennett *	May 11, 2020
Edward C. Wood
Trustee

/s/ Emily J. Bennett *	May 11, 2020
Patricia A. Woodworth
Trustee

/s/ Emily J. Bennett *	May 11, 2020
Mark D. Nerud
Trustee, President and Chief Executive Officer (Principal Executive Officer)

/s/ Emily J. Bennett *	May 11, 2020
Daniel W. Koors
Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

* By Emily J. Bennett, Attorney In Fact

SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act, the Trust certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment under rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment No. 173 to be signed on its behalf by the undersigned, duly authorized, in the City of Lansing and the State of Michigan on the 11th day of May, 2020.

JNL MULTI-MANAGER ALTERNATIVE FUND (BOSTON PARTNERS) LTD.

/s/ Emily J. Bennett *
Mark D. Nerud
Director of JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

This Registration Statement of JNL Series Trust, with respect only to information that specifically relates to the JNL Multi-Manager Alternative Fund (Boston Partners) Ltd., has been signed below by the following persons in the capacities on the dates indicated:

/s/ Emily J. Bennett *	May 11, 2020
Daniel W. Koors
Director of JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

/s/ Emily J. Bennett *	May 11, 2020
Mark D. Nerud
Director of JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

* By Emily J. Bennett, Attorney In Fact

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as trustees of JNL SERIES TRUST (33-87244), a Massachusetts business trust, which has filed or will file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and Investment Company Act of 1940, as amended, various Registration Statements and amendments thereto for the registration under said Acts of the sale of shares of beneficial interest of JNL Series Trust, hereby constitute and appoint Susan S. Rhee and Emily J. Bennett, his/her attorney, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to approve and sign such Registration Statements and any and all amendments thereto and to file the same, with all exhibits thereto and other documents, granting unto said attorneys, each of them, full power and authority to do and perform all and every act and thing requisite to all intents and purposes as he might or could do in person, hereby ratifying and confirming that which said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof.  This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have herewith set their names as of the dates set forth below.

/s/ Eric O. Anyah	January 1, 2020
Eric O. Anyah
Trustee

/s/ Michael J. Bouchard	January 1, 2020
Michael J. Bouchard
Trustee

/s/ Ellen Carnahan	January 1, 2020
Ellen Carnahan
Trustee

/s/ William J. Crowley, Jr.	January 1, 2020
William J. Crowley, Jr.
Trustee

/s/ Michelle Engler	January 1, 2020
Michelle Engler
Trustee

/s/ John W. Gillespie	January 1, 2020
John W. Gillespie
Trustee

/s/ William R. Rybak	January 1, 2020
William R. Rybak
Trustee

/s/ Mark S. Wehrle	January 1, 2020
William R. Rybak
Trustee

/s/ Edward C. Wood	January 1, 2020
Edward C. Wood
Trustee

/s/ Patricia A. Woodworth	January 1, 2020
Patricia A. Woodworth
Trustee

/s/ Mark D. Nerud	January 1, 2020
Mark D. Nerud
President and Chief Executive Officer (Principal Executive Officer)

/s/ Daniel W. Koors	January 1, 2020
Daniel W. Koors
Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as directors of JNL MULTI-MANAGER ALTERNATIVE FUND (BOSTON PARTNERS) LTD., a subsidiary of the JNL Multi-Manager Alternative Fund, a fund of the JNL Series Trust (33-87244), a Massachusetts business trust, which has filed or will file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and Investment Company Act of 1940, as amended, various Registration Statements and amendments thereto for the registration under said Acts of the sale of shares of beneficial interest of JNL Series Trust, hereby constitute and appoint Susan S. Rhee and Mark D. Nerud, his attorney, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to approve and sign such Registration Statements and any and all amendments thereto and to file the same, with all exhibits thereto and other documents, granting unto said attorneys, each of them, full power and authority to do and perform all and every act and thing requisite to all intents and purposes as he might or could do in person, hereby ratifying and confirming that which said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof.  This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have herewith set their names as of the dates set forth below.

/s/ Mark D. Nerud	August 6, 2018
Mark D. Nerud

/s/ Daniel W. Koors	August 6, 2018
Daniel W. Koors

EXHIBIT LIST

Exhibit Number 28		Exhibit Description

(i)	(2)	Opinion and Consent of Counsel regarding tax matters, attached hereto as EX 99.28(i)(2).